Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction	Percentage Owned
Raisewise USA, Inc	New York	100%
Raisewise Sweden AB	Sweden	80%
Raisewise Morocco SARL	Morocco	100%
Raisewise Brasil LTDA	Brazil	95%